Exhibit 10.1


                 SUMMARY OF NON-EMPLOYEE DIRECTORS' COMPENSATION
                      ARRANGEMENTS OUTSIDE OF FORMAL PLANS

                     As amended, effective December 15, 2005

ANNUAL RETAINER FEE
-------------------

On January 1 of each year he or she serves on the board, each non-employee director will receive an annual retainer fee of $40,000 cash or a number of stock units, payable in equal quarterly installments. Each non-employee director must irrevocably elect by December 31 of the prior year whether to receive his or her retainer in cash or units.

MEETING FEES AND ANNUAL STIPENDS
--------------------------------

Each non-employee director will receive $2,000 for his or her participation in each regular board and committee meeting. Each non-employee director will receive $1,000 for his or her participation in each telephonic board and committee meeting. The Chairman of the Board, each Committee Chair and the Lead Director will receive an additional annual stipend, payable in equal quarterly installments on the first business day of the succeeding quarter, in the following amounts:

   Chairman of the Board                                       $30,000
   Lead Director                                               $15,000
   Audit Committee Chair                                       $25,000
   Compensation Committee Chair                                $15,000
   Nominating and Corporate Governance Committee Chair          $7,500
   Retirement Plan Committee                                    $5,000

Each non-employee director must elect by December 31 of the prior year whether to receive his or her meeting fees and annual stipend, when applicable, in cash or stock units, or a combination of the two forms of compensation.